Exhibit 10.1

AMEREN SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, Ameren Corporation (“Ameren”) previously adopted the Ameren Supplemental Retirement Plan (“Plan”); and

WHEREAS, Ameren reserved the right to amend the Plan in Section 5.3 thereof; and

WHEREAS, effective January 1, 2008, unless indicated otherwise, Ameren desires to amend the Plan to incorporate provisions required by Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective January 1, 2008, unless indicated otherwise, the Plan is amended and restated in its entirety as follows:

AMEREN SUPPLEMENTAL RETIREMENT PLAN

PREAMBLE

The principal objective of this Ameren Supplemental Retirement Plan (“Plan”) is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives.  The plan is designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above.  This restated plan will become effective on January 1, 2005, unless indicated otherwise, and will be effective as to each participant on the date he or she is designated as such hereunder.

SECTION 1

Definitions

1.1. “Ameren” means Ameren Corporation.

1.2. “Ameren Deferred Compensation Plan” means the Ameren Deferred Compensation Plan, as amended, renamed or restated from time to time.

1.3.  “Code” means the Internal Revenue Code of 1986, as amended.

1.4.  “Company” means Ameren Services Company, as agent for Ameren and administrator of the Plan.

1.5. “Employee” means a person who is classified as a salaried employee by the Employer and who is a participant in the Retirement Plan.

1.6. “Employer” means Ameren or any of its subsidiaries which adopts the Plan with the consent of Ameren and which has employees who are participants in the Retirement Plan.

1.7. “Participant” means an Employee who has satisfied the eligibility requirements of Section 2.

1.8. “Plan” means the Ameren Supplemental Retirement Plan.

1.9. “Plan Year” means the 12-month period commencing January 1 and ending on December 31.

1.10. “Retirement” means termination of employment after attainment of at least age 55.

1.11. “Retirement Plan” means the Ameren Retirement Plan as in effect as of the date a determination of benefits is made under this Plan.

1.12. “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder.

SECTION 2

Eligibility For and Vesting of Benefits

2.1           Eligibility.

Any individual who was a Participant in the Plan on December 31, 2007 shall continue as a Participant in this Plan on January 1, 2008.  On or after January 1, 2008, each Employee whose benefits under the Retirement Plan:

(a) are limited (1) by operation of Code Section 415 or Code Section 401(a)(17) or (2) due to the exclusion of earnings deferred under the Ameren Deferred Compensation Plan or

(b) would be entitled to an increased benefit under the Retirement Plan due to additional service credits for benefit purposes granted to such Employee by a written employment agreement executed between the Employer and such Employee, shall be eligible to be designated a Participant in this Plan as of any January 1 following the date his or her Retirement Plan benefits are limited or enhanced as described above.  The Company shall designate those Employees who meet such requirements as eligible and shall indicate the effective date of their participation in accordance with procedures established by the Company.  After being designated as eligible, an Employee shall become a Participant on the following January 1.

2.2   Vesting.

A Participant shall be vested under this Plan as of the date each such Participant is vested under the Retirement Plan.

SECTION 3

Amount and Form of Retirement Benefit

3.1           In General.

Any Participant who terminated or who terminates employment with the Employer before January 1, 2005 shall be entitled to receive benefits in accordance with the Plan as in effect on December 31, 2004.  A Participant not described in the preceding sentence shall be entitled to receive benefits in accordance with Sections 3.2 through 3.4.

3.2           Benefits for Retirement Plan Participants on or after January 1, 2005.

The amount of benefits payable to a Participant covered under this Section 3.2 will equal the excess (if any) of A. minus B. below:

A.           The amount which would have been payable to the Participant under the Retirement Plan (as of the date benefits commence under this Plan or, if an election to defer under 3.4B is applicable, as of the date the Participant terminates employment) without regard to the limitations of Code Section 415 and Code Section 401(a)(17) but including, for such purpose, any amounts deferred by the Participant under the Ameren Deferred Compensation Plan.

B.           The amount payable to the Participant under the Retirement Plan (as of the date benefits commence under this Plan or, if an election to defer under 3.4B is applicable, as of the date the Participant terminates employment).

3.3.           Death Benefit.

A.           If a Participant dies after attaining at least age 55 but prior to receiving benefits under the Plan, the Company shall commence distribution of the Participant’s benefits to the Beneficiary according to the method selected by the Participant under Section 3.4B, equal to the amount which would have been payable to the Participant under the Plan as if he or she had terminated employment on the date of his or her death, calculated in accordance with Section 3.2.  If a Participant dies prior to attaining age 55 and prior to receiving benefits under the Plan, the Company shall commence distribution of the Participant’s benefits to the Beneficiary in a lump sum.  The benefits shall commence no later than 30 days after the date of the Participant’s death.  Neither the Participant nor a beneficiary shall have a right to designate the taxable year of the payment.

B.    If a Participant dies after commencement of his or her benefits under the Plan, payments (if any) to his or her Beneficiary shall be determined in accordance with the form of payment elected by the Participant.

C.           Beneficiary means the person or persons designated by a Participant to receive the death benefits (if any) payable under Section 3.3; provided that, a designation of a Beneficiary other than the Participant’s spouse shall be effective only if (i) the Participant’s spouse consents to such designation in writing which consent has been notarized or witnessed by a Plan representative or (ii) the Participant establishes to the satisfaction of the Plan Administrator that the consent may not be obtained because there is no spouse or because the spouse cannot be located.  If the Beneficiary fails to survive the Participant, or if the Participant does not designate a Beneficiary, the amounts otherwise payable to a Beneficiary shall be paid to the person or persons in the first of the following classes of successive preference: (1) the spouse of the Participant, (2) the Participant’s surviving children, equally, (3) the Participant’s surviving parents, equally, (4) the Participant’s surviving brothers and sisters, equally, or (5) the Participant’s executors or administrators.

3.4           Timing and Form of Payment.

A.           In General.  Subject to an election under Section 3.4B2, benefits under this Section 3 shall be payable in the form of a lump sum, regardless of the form of payment elected by the Participant or Beneficiary with respect to benefits payable under the Retirement Plan.  Subject to Sections 3.4B and 3.4D, benefits under this Section 3 shall commence on the first day of the month following the month in which the Participant terminates employment or as soon as administratively practicable in accordance with Section 3.4F.

B.           Election to Defer.  A Participant may elect to defer his or her payment from the Plan in accordance with one of the following options:

1.           Deferred Lump Sum.  The Participant may elect to receive his or her single lump sum payment on March 1 of the calendar year following the calendar year in which the Participant terminates employment with the Employer.

2.           Installments.  The Participant may elect to receive either monthly or annual installment distributions for a period of five (5), ten (10) or fifteen (15) years.  The Participant may elect to receive the first installment on the date he or she terminates employment or on March 1 of the calendar year following the calendar year in which the Participant terminates employment with the Employer.  If the Participant’s lump sum benefit under the Plan as of the date installments are to commence is less than or equal to $20,000, an election to receive installments shall be void, and such Participant’s benefit shall be paid in a lump sum on the date installment payments would have otherwise commenced.

A Participant’s election of an alternate payment arrangement in accordance with this Section 3.4B shall be effective only upon the Participant’s Retirement.  If the Participant terminates employment prior to Retirement, an election of an alternate payment arrangement shall be void.  Moreover, an Employee must make an election of an alternate payment arrangement in accordance with the procedures established by the Company, but in no event later than the later of (a) December 31, 2008 or (b) any date preceding the date the Company designates him or her as eligible to participate in the Plan in accordance with Section 2.1.  If a Participant makes an election to defer in accordance with this Section 3.4B2, interest on the amount of the Participant’s benefits under the Plan shall accrue once installment payments commence at an annual effective rate of interest equal to the average of Mergent’s A long-term bond rates for the previous calendar year.  Such interest accrual shall continue up to the date full distribution of his benefits under the Plan has been made.

On and after January 1, 2009, a Participant may elect to change his method of distribution in accordance with rules established by the Company.  If a Participant makes such election, then (a) such election shall not take effect until at least 12 months after the date on which such election is made, and submitted to the Company; (b) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment; and (d) with respect to a change in payment form, such change may not impermissibly accelerate the time or schedule of any payment under the Plan, except as provided in regulations promulgated by the Secretary of Treasury.

C.           Specified Employee Restriction.  Notwithstanding the above, payment of benefits, other than death benefits payable under Section 3.3, shall not be made under this Section 3 prior to the date which is 6 months after the date of a Participant’s termination of employment in the case of a Participant who is determined to be a Specified Employee as of the date he or she has a termination of employment.

D.           Transition Rules.  If a Participant commenced benefits under the Plan prior to January 1, 2005, his or her benefits shall continue to be distributed in accordance with the terms of the Plan in effect as of December 31, 2004.  If a Participant commences benefits under the Retirement Plan in 2005, 2006, 2007 or 2008, benefits under this Section 3 shall commence on the same date that benefits commence under the Retirement Plan.  If a Participant terminates employment prior to January 1, 2009, but does not elect to commence benefits under the Retirement Plan prior to January 1, 2009, his or her benefits under this Section 3 shall commence in the form of a lump sum as of December 1, 2009, unless he or she elects, on or before December 31, 2008, to receive payment in a different form (if he or she was at least age 55 as of the date of retirement) and/or as of an earlier date in 2009.

E.           Termination of Employment and Transfers.  A Participant shall be deemed to have terminated employment if the Company and the Participant reasonably anticipate a permanent reduction in his or her level of bona fide services to a level less than 50% of the average level of bona fide services provided by the Participant in the immediately preceding 36 months.  Notwithstanding the preceding sentence, no termination of employment shall occur (1) while the  Participant is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which the Participant retains a right to reemployment with the Company pursuant to law or by contract; or (2) while the Participant is on a leave-of-absence due to a medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more and results in the Participant being unable to perform services for the Company in his or her position or a substantially similar position and that does not exceed 29 months.  A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.  A Participant shall not be deemed to have terminated employment if he or she transfers to an entity which the Company would be aggregated with under Section 414 of the Code, using an ownership percentage of 20% instead of 80% thereunder.

F.           Fixed Payment Date.  All payments due and payable under this Plan on a fixed date shall be deemed to be made upon such fixed date if such payment is made on such date or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the Participant or beneficiary is not entitled, directly or indirectly, to designate the taxable year of the payment).  In addition, subject to any delays required under Section 3.4C, a payment is treated as made upon a fixed date under this Plan if the payment is made no earlier than 30 days before the designated payment date and the Participant or beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.

G.           Disability Payment.   In the event that it is determined by a duly licensed physician selected by the Company that, because of ill health, accident or other disability, a Participant is no longer able, properly and satisfactorily, to perform his regular duties and responsibilities, and therefore, such Participant has been placed on long term disability ("LTD"), benefits under this Section 3 shall commence on the first day of the month following the month in which the Participant’s LTD effective date occurs or as soon as administratively practicable in accordance with Section 3.4F. Notwithstanding the above, benefits shall be distributed under this Section 3.4G only if the Participant is disabled within the meaning of Code Section 409A(a)(2)(C). Where a Participant had elected a deferral option under Section 3.4B, payments will be made in the same form as elected (i.e., lump sum or installment).

SECTION 4

Administration and Claims Procedure

4.1           Powers.

The Company shall have the discretionary authority to construe, interpret and administer all provisions of the Plan.  A decision of the Company may be made by a written document signed by an authorized employee of the Company.

4.2           Claim for Benefits.

A Participant who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as “Claimant”), or his representative, may file a written request for such benefit with the Plan Administrator of the Plan setting forth his claim.  The request must be addressed to:  Ameren Services Company, Employee Benefits Department, P.O. Box 66149, MC 533, St. Louis, Missouri 63166-6149, Attention: Plan Administrator, Supplemental Retirement Plan.

4.3           Review of Claim.

Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall in fact deliver such reply within such period.  However, the Plan Administrator may extend the reply period for an additional ninety (90) days for reasonable cause.  If the claim is denied in whole or in part, the Plan Administrator will adopt a written opinion using language calculated to be understood by the Claimant setting forth:

1.           the specific reason or reasons for denial,

2.           specific references to pertinent Plan provisions on which the denial is based,

3.           a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary,

4.           appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action following an adverse benefit determination on review, and

5.           the time limits for requesting a review and for the actual review.

4.4           Right of Appeal.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination.  The Claimant or his duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.  The Claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim.  If the Claimant does not request a review of the Plan Administrator’s determination within such 60-day period, he shall be barred and estopped from challenging its determination.

4.5           Review on Appeal.

Within sixty (60) days after the Plan Administrator’s receipt of a request for review, it will review its prior determination.  After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion setting forth the specific reasons for his decision and containing specific references to the pertinent Plan provisions on which his decision is based.  If special circumstances require that the 60-day period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review.  If the Plan Administrator makes an adverse benefit determination on review, the Plan Administrator will render a written opinion using language calculated to be understood by the Claimant setting forth:

1.           the specific reason or reasons for denial,

2.           specific references to pertinent Plan provisions on which the denial is based,

3.           a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim, and

4.           a statement of the Claimant’s right to bring a civil action following an adverse benefit determination on review.

SECTION 5

Miscellaneous

5.1           Service of Legal Process.  The General Counsel of Ameren shall be the agent for service of legal process for the Plan.

5.2           Company Rights.  The Board of Directors of Ameren may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or part, subject to any restrictions or requirements applicable under Code Section 409A and the regulations promulgated thereunder.  No attempt to terminate the Plan shall be effective unless such termination complies with the restrictions and requirements applicable under Code Section 409A and the regulations promulgated thereunder in effect at the time of such termination.  However, no amendment or suspension of the Plan will affect a retired Participant’s right or the right of a Beneficiary to continue to receive a benefit in accordance with this Plan as in effect on the date such Participant commenced to receive a benefit under this Plan.

5.3           Employee Rights.  Nothing contained herein will confer upon any Participant the right to be retained in the service of the Employer, nor will it interfere with the right of the Employer to discharge or otherwise deal with Participants without regard to the existence of this plan.

5.4           Unfunded Plan.  This Plan is unfunded, and the Employer will make Plan benefit payments solely on a current disbursement basis.  All payments to a Participant under the Plan shall be made from the general assets of the Participant’s Employer.  The rights of any Participant to payment shall be those of an unsecured general creditor of his Employer.

5.5           Spendthrift.  To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

5.6           Governing Law.  This Plan is established under and will be construed according to the laws of the State of Missouri.

5.7           Interpretation of Plan.  All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.  When used in this Plan, the masculine gender will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

IN WITNESS WHEREOF, this amendment and restatement is executed as of this 13th day of June, 2008.

AMEREN CORPORATION

By:    /s/ Donna K. Martin

Title:  Senior Vice President and Chief Human Resources
          Officer (Ameren Services Company)

SCHEDULE A

G. L. RAINWATER BENEFITS

Notwithstanding anything in this Plan to the contrary, the amount under Section 3.2.A. with respect to Gary L. Rainwater shall be determined as if (a) Rainwater had continued in employment with UE from January 10, 1997 until his termination of employment with the Employer (which shall, among other things, cause him to be entitled to any Social Security supplement to which he may have been entitled under the Retirement Plan) and (b) any compensation paid to Rainwater by the Employer had been paid to him by the Company.